News Release

Contact:
Steve Dale	H.D. McCullough	Judith T. Murphy
Media Relations	Investor Relations	Investor Relations
(612) 303-0784	(612) 303-0786	(612) 303-0783

U.S. BANCORP REPORTS 14 PERCENT GROWTH IN EARNINGS PER SHARE
Record Net Income Driven by Strong Fee Revenue, Improved Credit Quality

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Income from continuing operations, net	$1,065.5	$1,036.9	$940.7	2.8	13.3	$3,110.8	$2,739.8	13.5
Net income	1,065.5	1,036.9	950.9	2.8	12.1	3,110.8	2,755.6	12.9

Earnings per share from continuing operations (diluted)	0.56	0.54	0.48	3.7	16.7	1.62	1.42	14.1
Earnings per share (diluted)	0.56	0.54	0.49	3.7	14.3	1.62	1.43	13.3

Return on average assets (%)	2.21	2.19	1.98			2.18	1.97
Return on average equity (%)	21.9	21.9	19.5			21.5	19.2
Efficiency ratio (%)	47.2	38.6	40.3			44.2	46.4

Dividends declared per share	$0.240	$0.240	$0.205	—	17.1	$0.720	$0.615	17.1
Book value per share (period-end)	10.48	9.91	10.26	5.8	2.1
Net interest margin (%)	4.22	4.28	4.43			4.26	4.51

     MINNEAPOLIS, October 19, 2004 — U.S. Bancorp (NYSE: USB) today reported net income of $1,065.5 million for the third quarter of 2004, compared with $950.9 million for the third quarter of 2003. Net income of $.56 per diluted share in the third quarter of 2004 was higher than the same period of 2003 by $.07 (14.3 percent). Return on average assets and return on average equity were 2.21 percent and 21.9 percent, respectively, for the third quarter of 2004, compared with returns of 1.98 percent and 19.5 percent, respectively, for the third quarter of 2003.

     U.S. Bancorp Chairman, President and Chief Executive Officer Jerry A. Grundhofer said, “Our third quarter results represent the 7th consecutive quarter of record earnings for our Company. Our operating units continued to show strong momentum, driven by improved credit quality, moderate revenue growth and disciplined expense management. Aided by strong commercial loan recoveries, the net charge-off ratio fell to .53 percent in the quarter, while nonperforming assets declined by 11.7 percent from the balance at June 30, 2004. Excluding securities gains and losses, total net revenue in the third quarter increased by 3.4 percent over the same period of 2003, driven

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

by an 11.7 percent increase in fee-based products and services. Our payment services and consumer banking business lines led the way in fee revenue generation and continued to produce outstanding results, helping to offset weakness in commercial lending. We are continuing our investment in high-growth businesses through the expansion of our merchant acquiring business in Europe, the extension of our card issuing capabilities domestically and the roll out of our in-store branch initiative in consumer banking. Finally, we returned 94 percent of the Company’s earnings in the quarter to our shareholders in the form of dividends and share repurchases.”

     The Company’s results for the third quarter of 2004 improved over the same period of 2003, primarily due to lower credit costs and growth in fee-based products and services. Included in the current quarter were gains on the sale of securities of $87.3 million, a net increase of $196.2 million over securities gains (losses) realized in the third quarter of 2003. The current quarter also included the recognition of $86.7 million of mortgage servicing rights (“MSR”) impairment, a $195.2 million unfavorable variance from the third quarter of 2003. Since the end of the second quarter of 2004, the yield on 10-year Treasury Notes decreased 46 basis points to 4.12 percent. The yield on 30-year Fannie Mae commitments declined 51 basis points during the same timeframe. Driven by the decrease in longer-term interest rates, the mortgage industry experienced an increase in refinancing activities, resulting in more prepayments.

     Total net revenue on a taxable-equivalent basis for the third quarter of 2004 was $302.8 million (10.1 percent) higher than the third quarter of 2003, primarily reflecting the $196.2 million net increase in gains (losses) on the sale of securities and growth in the majority of other fee-based revenue categories. The expansion of the Company’s merchant acquiring business in Europe, including the purchase of the remaining 50 percent shareholder interest in EuroConex Technologies Ltd from the Bank of Ireland and the acquisition of two European merchant acquiring businesses, accounted for approximately $24 million of the favorable variance year-over-year.

     Total noninterest expense in the third quarter of 2004 was $265.7 million (21.2 percent) higher than the third quarter of 2003, primarily reflecting the $195.2 million unfavorable change in the valuation of mortgage servicing rights. The expansion of the Company’s merchant acquiring business in Europe accounted for approximately $29 million of the increase, including $6 million of business integration costs, while higher compensation, employee benefits, marketing and

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

business development, and technology and communication also contributed to the increase year-over-year.

     Provision for credit losses for the third quarter of 2004 was $165.1 million, a decrease of $144.9 million (46.7 percent) from the third quarter of 2003. Net charge-offs in the third quarter of 2004 were $165.1 million, compared with the second quarter of 2004 net charge-offs of $204.5 million and the third quarter of 2003 net charge-offs of $309.9 million. The decline in losses from a year ago was primarily the result of declining levels of nonperforming loans, collection efforts and higher commercial loan recoveries. Total nonperforming assets declined to $804.6 million at September 30, 2004, from $910.9 million at June 30, 2004 (11.7 percent), and $1,318.3 million at September 30, 2003 (39.0 percent). The ratio of the allowance for credit losses to nonperforming loans was 337 percent at September 30, 2004, compared with 299 percent at June 30, 2004, and 202 percent at September 30, 2003.

     On December 31, 2003, the Company completed the spin-off of Piper Jaffray Companies (NYSE: PJC). In connection with the spin-off, accounting rules require that the financial statements be restated for all prior periods. As such, historical financial results related to Piper Jaffray Companies have been segregated and accounted for in the Company’s financial statements as discontinued operations. Net income in the third quarter of 2003 included after-tax income from the discontinued operations of Piper Jaffray Companies of $10.2 million, or $.01 per diluted share.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

INCOME STATEMENT HIGHLIGHTS								Table 2

(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Net interest income	$1,781.7	$1,779.4	$1,825.5	0.1	(2.4)	$5,340.1	$5,400.8	(1.1)
Noninterest income	1,524.0	1,241.7	1,177.4	22.7	29.4	4,084.0	4,016.4	1.7

Total net revenue	3,305.7	3,021.1	3,002.9	9.4	10.1	9,424.1	9,417.2	0.1
Noninterest expense	1,519.0	1,232.6	1,253.3	23.2	21.2	4,206.5	4,254.5	(1.1)
Provision for credit losses	165.1	204.5	310.0	(19.3)	(46.7)	604.6	968.0	(37.5)

Income from continuing operations before income taxes	1,621.6	1,584.0	1,439.6	2.4	12.6	4,613.0	4,194.7	10.0
Taxable-equivalent adjustment	7.1	7.0	7.0	1.4	1.4	21.3	21.0	1.4
Applicable income taxes	549.0	540.1	491.9	1.6	11.6	1,480.9	1,433.9	3.3

Income from continuing operations	1,065.5	1,036.9	940.7	2.8	13.3	3,110.8	2,739.8	13.5
Income from discontinued operations (after-tax)	—	—	10.2	nm	nm	—	15.8	nm

Net income	$1,065.5	$1,036.9	$950.9	2.8	12.1	$3,110.8	$2,755.6	12.9

Diluted earnings per share:
Income from continuing operations	$0.56	$0.54	$0.48	3.7	16.7	$1.62	$1.42	14.1
Discontinued operations	—	—	0.01	nm	nm	—	0.01	nm

Net income	$0.56	$0.54	$0.49	3.7	14.3	$1.62	$1.43	13.3

Net Interest Income

     Third quarter net interest income on a taxable-equivalent basis was $1,781.7 million, compared with $1,825.5 million recorded in the third quarter of 2003. Average earning assets for the period increased over the third quarter of 2003 by $4.3 billion (2.6 percent), primarily driven by increases in investment securities, retail loans and residential mortgages, partially offset by a decline in commercial loans and loans held for sale related to mortgage banking activities. The net interest margin in the third quarter of 2004 was 4.22 percent, compared with 4.28 percent in the second quarter of 2004 and 4.43 percent in the third quarter of 2003. The decline in the net interest margin in the third quarter of 2004 from the third quarter of 2003 primarily reflected a modest increase in the percent of total earnings assets funded by wholesale sources of funding and higher rates paid on wholesale funding due to the impact of rising rates.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

NET INTEREST INCOME								Table 3

(Taxable-equivalent basis; $ in millions)				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Components of net interest income
Income on earning assets	$2,309.9	$2,243.2	$2,318.3	$66.7	$(8.4)	$6,818.4	$6,991.3	$(172.9)
Expense on interest-bearing liabilities	528.2	463.8	492.8	64.4	35.4	1,478.3	1,590.5	(112.2)

Net interest income	$1,781.7	$1,779.4	$1,825.5	$2.3	$(43.8)	$5,340.1	$5,400.8	$(60.7)

Average yields and rates paid
Earning assets yield	5.47%	5.39%	5.63%	0.08%	(0.16)%	5.44%	5.84%	(0.40)%
Rate paid on interest-bearing liabilities	1.55	1.38	1.49	0.17	0.06	1.46	1.66	(0.20)

Gross interest margin	3.92%	4.01%	4.14%	(0.09)%	(0.22)%	3.98%	4.18%	(0.20)%

Net interest margin	4.22%	4.28%	4.43%	(0.06)%	(0.21)%	4.26%	4.51%	(0.25)%

Average balances
Investment securities	$42,502	$42,489	$37,777	$13	$4,725	$43,243	$36,059	$7,184
Loans	122,906	121,161	119,982	1,745	2,924	120,966	118,045	2,921
Earning assets	168,187	166,990	163,865	1,197	4,322	167,182	159,832	7,350
Interest-bearing liabilities	136,106	134,819	131,693	1,287	4,413	135,300	127,998	7,302
Net free funds*	32,081	32,171	32,172	(90)	(91)	31,882	31,834	48

*	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

AVERAGE LOANS	Table 4

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Commercial	$34,457	$34,484	$36,958	(0.1)	(6.8)	$34,191	$36,627	(6.7)
Lease financing	4,860	4,846	5,022	0.3	(3.2)	4,869	5,131	(5.1)

Total commercial	39,317	39,330	41,980	—	(6.3)	39,060	41,758	(6.5)
Commercial mortgages	20,231	20,477	20,089	(1.2)	0.7	20,420	20,144	1.4
Construction and development	6,963	6,639	7,308	4.9	(4.7)	6,720	6,948	(3.3)

Total commercial real estate	27,194	27,116	27,397	0.3	(0.7)	27,140	27,092	0.2
Residential mortgages	14,569	14,052	12,234	3.7	19.1	14,079	11,131	26.5
Credit card	6,145	5,989	5,606	2.6	9.6	6,005	5,462	9.9
Retail leasing	6,842	6,484	5,806	5.5	17.8	6,507	5,773	12.7
Home equity and second mortgages	14,288	13,775	13,093	3.7	9.1	13,815	13,291	3.9
Other retail	14,551	14,415	13,866	0.9	4.9	14,360	13,538	6.1

Total retail	41,826	40,663	38,371	2.9	9.0	40,687	38,064	6.9

Total loans	$122,906	$121,161	$119,982	1.4	2.4	$120,966	$118,045	2.5

     Average loans for the third quarter of 2004 were $2.9 billion (2.4 percent) higher than the third quarter of 2003, primarily due to growth in average retail loans of $3.5 billion (9.0 percent) and residential mortgages of $2.3 billion (19.1 percent) year-over-year. Total commercial loans declined by $2.7 billion (6.3 percent), while total commercial real estate loans decreased by $203 million (.7 percent). While economic conditions have improved somewhat from a year ago, excess liquidity and improving cash flows among corporate borrowers have led to the overall decrease in total commercial loans. Average loans for the third quarter of 2004 were higher than the second quarter of 2004 by $1.7 billion (1.4 percent), primarily reflecting growth in retail loans and residential mortgages.

     Average investment securities in the third quarter of 2004 were $4.7 billion (12.5 percent) higher than in the third quarter of 2003, reflecting the reinvestment of proceeds from declining commercial loan balances and loans held for sale. Investment securities at September 30, 2004, were $4.6 billion higher than at September 30, 2003, but $631 million lower than the balance at

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

June 30, 2004. During the third quarter of 2004, the Company acquired principally floating and shorter-term fixed-rate securities and sold fixed-rate mortgage-backed securities.

AVERAGE DEPOSITS	Table 5

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Noninterest-bearing deposits	$29,791	$30,607	$31,907	(2.7)	(6.6)	$29,807	$32,412	(8.0)
Interest-bearing deposits
Interest checking	20,413	20,739	20,148	(1.6)	1.3	20,699	18,601	11.3
Money market accounts	31,854	34,242	33,980	(7.0)	(6.3)	33,492	31,285	7.1
Savings accounts	5,854	5,936	5,846	(1.4)	0.1	5,896	5,579	5.7

Savings products	58,121	60,917	59,974	(4.6)	(3.1)	60,087	55,465	8.3
Time certificates of deposit less than $100,000	12,869	13,021	14,824	(1.2)	(13.2)	13,168	15,936	(17.4)
Time deposits greater than $100,000	14,535	12,571	11,251	15.6	29.2	13,085	12,836	1.9

Total interest-bearing deposits	85,525	86,509	86,049	(1.1)	(0.6)	86,340	84,237	2.5

Total deposits	$115,316	$117,116	$117,956	(1.5)	(2.2)	$116,147	$116,649	(0.4)

     Average noninterest-bearing deposits for the third quarter of 2004 were lower than the third quarter of 2003 by $2.1 billion (6.6 percent). Average branch-based noninterest-bearing deposits for the third quarter of 2004, however, increased by $589 million (4.9 percent) over the same quarter of 2003, as net new checking account growth continued to gain momentum. This growth was more than offset, by reductions in average noninterest-bearing deposits in other areas, including national corporate banking, wholesale mortgage banking and government banking, as well as in mortgage-related escrow balances. Average total savings products declined year-over-year by $1.9 billion (3.1 percent). Average branch-based savings products deposits, which include interest checking, money market accounts and savings accounts, however, increased by $789 million (1.9 percent) over the same quarter of 2003. This positive variance in branch-based savings products deposits, was more than offset by reductions in other areas, including a $2.8 billion reduction in government-related deposits.

     Average noninterest-bearing deposits for the third quarter of 2004 were $816 million (2.7 percent) lower than the second quarter of 2004. Average branch-based noninterest-bearing deposits, however, increased by $206 million (1.6 percent) quarter-over-quarter. This growth was

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

more than offset by lower government banking deposits associated with the timing of tax filings, seasonally lower corporate trust deposits and a decline in mortgage banking-related deposits. Average interest-bearing deposits were also lower than the second quarter of 2004 (1.1 percent), primarily due to decreases in savings products, primarily driven by lower government banking deposits, as well as lower time certificates of deposit less than $100,000. These unfavorable variances were partially offset by an increase in time deposits greater than $100,000. Noninterest-bearing deposits at September 30, 2004, were lower than at September 30, 2003, by $856 million (2.6 percent) and $1.2 billion (3.7 percent) lower than at June 30, 2004.

NONINTEREST INCOME	Table 6

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Credit and debit card revenue	$164.3	$158.8	$137.6	3.5	19.4	$464.9	$407.3	14.1
Corporate payment products revenue	108.5	102.7	95.7	5.6	13.4	306.0	272.6	12.3
ATM processing services	45.2	44.9	41.3	0.7	9.4	132.3	125.6	5.3
Merchant processing services	187.5	165.1	146.3	13.6	28.2	493.7	415.4	18.8
Trust and investment management fees	240.2	251.7	239.8	(4.6)	0.2	740.5	707.3	4.7
Deposit service charges	207.4	202.1	187.0	2.6	10.9	594.7	529.2	12.4
Treasury management fees	117.9	121.5	126.2	(3.0)	(6.6)	356.9	350.0	2.0
Commercial products revenue	106.7	107.4	97.8	(0.7)	9.1	324.5	302.0	7.5
Mortgage banking revenue	97.2	109.9	89.5	(11.6)	8.6	301.3	275.2	9.5
Investment products fees and commissions	37.1	42.2	35.5	(12.1)	4.5	118.6	108.7	9.1
Securities gains (losses), net	87.3	(171.7)	(108.9)	nm	nm	(84.4)	244.9	nm
Other	124.7	107.1	89.6	16.4	39.2	335.0	278.2	20.4

Total noninterest income	$1,524.0	$1,241.7	$1,177.4	22.7	29.4	$4,084.0	$4,016.4	1.7

Noninterest Income

     Third quarter noninterest income was $1,524.0 million, an increase of $346.6 million (29.4 percent) from the same quarter of 2003, and a $282.3 million (22.7 percent) increase over the second quarter of 2004. The increase in noninterest income over the third quarter of 2003 was driven by a net increase in gains (losses) on the sale of securities of $196.2 million, as well as favorable variances in the majority of fee income categories. Credit and debit card revenue and

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

corporate payment products revenue were higher in the third quarter of 2004 than the third quarter of 2003 by $26.7 million (19.4 percent) and $12.8 million (13.4 percent), respectively. Although credit and debit card revenue grew year-over-year, the growth was somewhat muted due to the impact of the settlement of the antitrust litigation brought against VISA USA and Mastercard by Wal-Mart Stores, Inc., Sears Roebuck & Co. and other retailers, which lowered the interchange rate on signature debit transactions beginning in August 2003. The year-over-year impact of the VISA settlement on credit and debit card revenue was approximately $7.8 million. This change in the interchange rate, in addition to higher customer loyalty rewards expenses, however, were more than offset by growth in transaction volumes and other rate changes. The corporate payment products revenue growth reflected growth in sales, card usage and rate changes. ATM processing services revenue was higher by $3.9 million (9.4 percent) in the third quarter of 2004 than the same quarter of the prior year due to increases in transaction volumes and sales. Merchant processing services revenue was higher in the third quarter of 2004 than the same quarter of 2003 by $41.2 million (28.2 percent), reflecting an increase in transaction volume, higher merchant and equipment fees and the recent expansion of the Company’s merchant acquiring business in Europe. The recent European acquisitions accounted for approximately $26 million of the total increase. Deposit service charges were higher year-over-year by $20.4 million (10.9 percent) due to account growth, revenue enhancement initiatives and transaction-related fees. Commercial products revenue increased by $8.9 million (9.1 percent) over the third quarter of 2003, primarily due to leasing revenue. The favorable variance year-over-year in mortgage banking revenue of $7.7 million (8.6 percent) was primarily due to higher loan servicing revenue. The $1.6 million (4.5 percent) increase in investment products fees and commissions reflected higher sales activity in the Consumer Banking business line. Other income was higher year-over-year by $35.1 million (39.2 percent), primarily due to a residual value insurance recovery during the third quarter of 2004 and a favorable change in retail lease residual gains (losses) relative to the same quarter of 2003. Partially offsetting these positive variances were treasury management fees, which declined by $8.3 million (6.6 percent) in the third quarter of 2004 from the same period of 2003. The decrease in treasury management fees year-over-year was primarily due to higher fees received during the third quarter of 2003 specifically related to the change in the Federal government’s payment methodology for treasury management services from compensating balances, reflected in net interest income, to fees.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

     Noninterest income was higher in the third quarter of 2004 than the second quarter of 2004 by $282.3 million (22.7 percent), primarily due to a net increase in gains (losses) on the sale of securities of $259.0 million. Credit and debit card revenue, corporate payment products revenue and ATM processing services increased quarter-over-quarter by $5.5 million (3.5 percent), $5.8 million (5.6 percent) and $.3 million (.7 percent), respectively, driven by seasonally higher transaction volumes and sales. Merchant processing services revenue rose by $22.4 million (13.6 percent) over the second quarter of 2004 due to the expansion of the European merchant acquiring business, in addition to seasonality and higher same store sales. Deposit service charges were higher in the third quarter by $5.3 million (2.6 percent) than the second quarter, primarily due to an increase in transaction-related fees. Other income was $17.6 million (16.4 percent) higher quarter-over-quarter, reflecting a residual value insurance recovery during the third quarter. Trust and investment management fees were lower in the third quarter of 2004 than the second quarter of 2004 by $11.5 million (4.6 percent) partially due to the seasonality of second quarter tax preparation fees. Treasury management fees decreased by $3.6 million (3.0 percent) quarter-over-quarter, primarily due to lower federal tax receipts processing relative to the second quarter. Mortgage banking revenue was lower in the third quarter of 2004 than the second quarter of 2004 by $12.7 million (11.6 percent), primarily due to lower origination and sales revenue, partially offset by an increase in loan servicing revenue. Investment products fees and commissions declined by $5.1 million (12.1 percent) due to seasonally lower sales.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

NONINTEREST EXPENSE	Table 7

($ in millions)				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent
	2004	2004	2003	2Q04	3Q03	2004	2003	Change
Compensation	$564.6	$572.6	$543.8	(1.4)	3.8	$1,673.0	$1,637.4	2.2
Employee benefits	100.0	91.2	75.8	9.6	31.9	291.4	247.1	17.9
Net occupancy and equipment	159.2	153.4	161.3	3.8	(1.3)	468.3	482.1	(2.9)
Professional services	37.2	34.7	39.9	7.2	(6.8)	104.3	99.2	5.1
Marketing and business development	60.6	48.7	48.6	24.4	24.7	144.6	129.5	11.7
Technology and communications	109.8	102.4	102.1	7.2	7.5	313.9	311.1	0.9
Postage, printing and supplies	61.4	60.5	61.6	1.5	(0.3)	183.5	183.8	(0.2)
Other intangibles	210.2	(47.6)	10.8	nm	nm	388.7	558.2	(30.4)
Merger and restructuring-related charges	—	—	10.2	nm	nm	—	38.6	nm
Other	216.0	216.7	199.2	(0.3)	8.4	638.8	567.5	12.6

Total noninterest expense	$1,519.0	$1,232.6	$1,253.3	23.2	21.2	$4,206.5	$4,254.5	(1.1)

Noninterest Expense

     Third quarter noninterest expense totaled $1,519.0 million, an increase of $265.7 million (21.2 percent) from the same quarter of 2003 and a $286.4 million (23.2 percent) increase over the second quarter of 2004. The increase in expense year-over-year was primarily driven by the unfavorable change in MSR intangible valuations of $195.2 million and operating expenses related to the expansion of the Company’s merchant acquiring business in Europe. The expense growth also reflected increases in compensation, employee benefits, marketing and business development, and technology and communications and certain business integration costs. Compensation expense was higher year-over-year due to an increase in salaries and performance-based incentives from a year ago. Employee benefits increased year-over-year by $24.2 million (31.9 percent), primarily as a result of a $14.7 million increase in pension expense and higher payroll taxes. Marketing and business development expense was higher by $12.0 million (24.7 percent), reflecting the increase and timing of marketing campaigns, while technology and communications expense rose by $7.7 million (7.5 percent), primarily due to outsourcing certain institutional trust participant record-keeping functions and capital expenditures for imaging and other electronic payments initiatives.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

     Noninterest expense in the third quarter of 2004 was higher than the second quarter of 2004 by $286.4 million (23.2 percent). The increase in noninterest expense over the second quarter of 2004 was primarily due to changes in MSR intangible valuations of $257.8 million, as well as increases in employee benefits, net occupancy and equipment, professional services, marketing and business development, technology and communications, and postage, printing and supplies. Employee benefit costs primarily reflect higher pension expense. Net occupancy and equipment costs reflect changes in rental costs, utilities and maintenance costs. Changes in marketing and business development reflect the timing of brand advertising programs and marketing campaigns while technology costs reflect capital investments and higher network costs. Other expense, excluding the impact of the expanded European merchant acquiring business, was slightly lower in the third quarter of 2004, primarily due to charge-back expense associated with the Company’s airline merchant portfolio that was recorded in the second quarter of 2004.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

ALLOWANCE FOR CREDIT LOSSES	Table 8

($ in millions)	3Q	2Q	1Q	4Q	3Q
	2004	2004	2004	2003	2003
Balance, beginning of period	$2,369.7	$2,369.7	$2,368.6	$2,367.7	$2,367.6
Net charge-offs
Commercial	2.7	35.7	53.6	100.9	123.9
Lease financing	18.2	18.9	21.3	14.9	19.2

Total commercial	20.9	54.6	74.9	115.8	143.1
Commercial mortgages	2.7	1.8	4.6	10.0	5.9
Construction and development	2.5	0.7	4.7	2.9	4.6

Total commercial real estate	5.2	2.5	9.3	12.9	10.5

Residential mortgages	6.7	7.3	7.3	7.2	7.3

Credit card	64.3	62.7	63.4	62.3	59.3
Retail leasing	9.6	9.8	11.0	11.3	12.2
Home equity and second mortgages	18.7	20.2	19.5	20.4	23.2
Other retail	39.7	47.4	48.5	55.2	54.3

Total retail	132.3	140.1	142.4	149.2	149.0

Total net charge-offs	165.1	204.5	233.9	285.1	309.9
Provision for credit losses	165.1	204.5	235.0	286.0	310.0

Balance, end of period	$2,369.7	$2,369.7	$2,369.7	$2,368.6	$2,367.7

Components
Allowance for loan losses	$2,184.0	$2,189.7	$2,185.6	$2,183.6	$2,184.0
Liability for unfunded credit commitments*	185.7	180.0	184.1	185.0	183.7

Total allowance for credit losses	$2,369.7	$2,369.7	$2,369.7	$2,368.6	$2,367.7

Gross charge-offs	$259.5	$274.3	$304.8	$352.3	$373.6
Gross recoveries	$94.4	$69.8	$70.9	$67.2	$63.7
Net charge-offs to average loans (%)	0.53	0.68	0.79	0.95	1.02
Allowance as a percentage of:
Period-end loans	1.90	1.93	1.98	2.00	1.98
Nonperforming loans	337	299	258	232	202
Nonperforming assets	295	260	226	206	180

*  During the first quarter of 2004, the Company reclassified the portion of its allowance for credit losses related to commercial off-balance sheet loan commitments and letters of credit to a separate liability account. Amounts for periods presented in 2003, represent estimates.

Credit Quality

     The allowance for credit losses was $2,369.7 million at September 30, 2004, equal to the allowance for credit losses at June 30, 2004, and essentially equal to the allowance for credit losses

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

of $2,367.7 million at September 30, 2003. The ratio of the allowance for credit losses to period-end loans was 1.90 percent at September 30, 2004, compared with 1.93 percent at June 30, 2004, and 1.98 percent at September 30, 2003. The ratio of the allowance for credit losses to nonperforming loans was 337 percent at September 30, 2004, compared with 299 percent at June 30, 2004, and 202 percent at September 30, 2003. Total net charge-offs in the third quarter of 2004 were $165.1 million, compared with the second quarter of 2004 net charge-offs of $204.5 million and the third quarter of 2003 net charge-offs of $309.9 million.

     Commercial and commercial real estate loan net charge-offs were $26.1 million for the third quarter of 2004, or .16 percent of average loans outstanding, compared with $57.1 million, or .35 percent of average loans outstanding, in the second quarter of 2004 and $153.6 million, or .88 percent of average loans outstanding, in the third quarter of 2003. The decline in net charge-offs continues to be broad-based across most industries within the commercial loan portfolio and was favorably influenced by higher levels of commercial loan recoveries in the third quarter of 2004. Commercial loan recoveries are expected to return to more normal levels in future periods.

     Retail loan net charge-offs of $132.3 million in the third quarter of 2004 were $7.8 million (5.6 percent) lower than the second quarter of 2004 and $16.7 million (11.2 percent) lower than the third quarter of 2003. Retail loan net charge-offs as a percent of average loans outstanding were 1.26 percent in the third quarter of 2004, compared with 1.39 percent and 1.54 percent in the second quarter of 2004 and third quarter of 2003, respectively. Lower levels of retail loan net charge-offs principally reflected the Company’s improvement in ongoing collection efforts and risk management.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

CREDIT RATIOS					Table 9

(Percent)	3Q	2Q	1Q	4Q	3Q
	2004	2004	2004	2003	2003
Net charge-offs ratios*
Commercial	0.03	0.42	0.64	1.14	1.33
Lease financing	1.49	1.57	1.75	1.19	1.52
Total commercial	0.21	0.56	0.78	1.15	1.35

Commercial mortgages	0.05	0.04	0.09	0.20	0.12
Construction and development	0.14	0.04	0.29	0.16	0.25
Total commercial real estate	0.08	0.04	0.14	0.19	0.15

Residential mortgages	0.18	0.21	0.22	0.21	0.24

Credit card	4.16	4.21	4.34	4.33	4.20
Retail leasing	0.56	0.61	0.71	0.76	0.83
Home equity and second mortgages	0.52	0.59	0.59	0.62	0.70
Other retail	1.09	1.32	1.38	1.57	1.55
Total retail	1.26	1.39	1.45	1.53	1.54

Total net charge-offs	0.53	0.68	0.79	0.95	1.02

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans**
Commercial	0.05	0.05	0.06	0.06	0.11
Commercial real estate	0.01	0.01	0.01	0.02	0.01
Residential mortgages	0.46	0.50	0.56	0.61	0.63
Retail	0.47	0.48	0.54	0.56	0.57
Total loans	0.23	0.24	0.27	0.28	0.29

Delinquent loan ratios - 90 days or more past due including nonperforming loans**
Commercial	1.14	1.37	1.67	1.97	2.31
Commercial real estate	0.75	0.76	0.85	0.82	0.75
Residential mortgages	0.77	0.79	0.87	0.91	0.98
Retail	0.51	0.52	0.59	0.62	0.63
Total loans	0.80	0.88	1.03	1.14	1.27

*	annualized and calculated on average loan balances

**	ratios are expressed as a percent of ending loan balances

     The overall level of net charge-offs in the third quarter of 2004 reflected the Company’s ongoing efforts to reduce the overall risk profile of the organization and the higher level of commercial loan recoveries during the third quarter of 2004. Net charge-offs are expected to increase modestly as commercial loan recoveries return to more normal levels in future periods.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

ASSET QUALITY	Table 10

($ in millions)
	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2004	2004	2004	2003	2003
Nonperforming loans
Commercial	$347.7	$415.7	$510.7	$623.5	$793.9
Lease financing	91.3	111.0	115.6	113.3	111.6

Total commercial	439.0	526.7	626.3	736.8	905.5
Commercial mortgages	165.7	163.8	184.9	177.6	161.5
Construction and development	35.3	41.3	43.6	39.9	40.2

Commercial real estate	201.0	205.1	228.5	217.5	201.7
Residential mortgages	45.3	41.7	42.1	40.5	46.1
Retail	17.2	18.4	20.4	25.2	21.6

Total nonperforming loans	702.5	791.9	917.3	1,020.0	1,174.9

Other real estate	68.7	70.0	76.0	72.6	70.4
Other nonperforming assets	33.4	49.0	53.3	55.5	73.0

Total nonperforming assets*	$804.6	$910.9	$1,046.6	$1,148.1	$1,318.3

Accruing loans 90 days or more past due	$291.8	$293.2	$319.2	$329.4	$352.4

Nonperforming assets to loans plus ORE (%)	0.64	0.74	0.87	0.97	1.10

*does not include accruing loans 90 days or more past due

     Nonperforming assets at September 30, 2004, totaled $804.6 million, compared with $910.9 million at June 30, 2004, and $1,318.3 million at September 30, 2003. The ratio of nonperforming assets to loans and other real estate was .64 percent at September 30, 2004, compared with .74 percent at June 30, 2004, and 1.10 percent at September 30, 2003. While nonperforming assets are expected to continue to decline slightly during the next few quarters, the ongoing level of nonperforming assets is expected to stabilize at those lower levels.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

CAPITAL POSITION	Table 11

($ in millions)	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2004	2004	2004	2003	2003
Total shareholders’ equity	$19,600	$18,675	$19,452	$19,242	$19,771
Tier 1 capital	14,589	14,294	14,499	14,623	14,589
Total risk-based capital	21,428	21,255	21,559	21,710	21,859

Common equity to assets	10.2%	9.8%	10.1%	10.2%	10.5%
Tangible common equity to assets	6.4	6.3	6.4	6.5	6.5
Tier 1 capital ratio	8.7	8.7	8.9	9.1	9.0
Total risk-based capital ratio	12.7	12.9	13.3	13.6	13.5
Leverage ratio	7.9	7.8	8.0	8.0	8.0

     Total shareholders’ equity was $19.6 billion at September 30, 2004, compared with $19.8 billion at September 30, 2003. The decrease was primarily the result of corporate earnings offset by share buybacks and dividends, including the special dividend of $685 million related to the December 31, 2003, spin-off of Piper Jaffray Companies.

     Tangible common equity to assets was 6.4 percent at September 30, 2004, compared with 6.3 percent at June 30, 2004, and 6.5 percent at September 30, 2003. The Tier 1 capital ratio was 8.7 percent at September 30, 2004, and at June 30, 2004, compared with 9.0 percent at September 30, 2003. The total risk-based capital ratio was 12.7 percent at September 30, 2004, compared with 12.9 percent at June 30, 2004, and 13.5 percent at September 30, 2003. The leverage ratio was 7.9 percent at September 30, 2004, compared with 7.8 percent at June 30, 2004, and 8.0 percent at September 30, 2003. All regulatory ratios continue to be in excess of stated “well capitalized” requirements.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

COMMON SHARES	Table 12

(Millions)	3Q	2Q	1Q	4Q	3Q
	2004	2004	2004	2003	2003
Beginning shares outstanding	1,884.1	1,901.2	1,922.9	1,927.4	1,924.5

Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	6.2	3.7	12.1	10.5	2.9
Shares repurchased	(19.5)	(20.8)	(33.8)	(15.0)	—

Ending shares outstanding	1,870.8	1,884.1	1,901.2	1,922.9	1,927.4

     On December 16, 2003, the board of directors of U.S. Bancorp approved an authorization to repurchase 150 million shares of outstanding common stock during the following 24 months. During the third quarter of 2004, the Company repurchased 19.5 million shares of common stock. As of September 30, 2004, there were approximately 68 million shares remaining to be repurchased under the current authorization.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

LINE OF BUSINESS FINANCIAL PERFORMANCE*		Table 13

($ in millions)
	Operating Earnings**			Percent Change					3Q 2004
	3Q	2Q	3Q	3Q04 vs	3Q04 vs	YTD	YTD	Percent	Earnings
Business Line	2004	2004	2003	2Q04	3Q03	2004	2003	Change	Composition
Wholesale Banking	$278.0	$266.3	$213.2	4.4	30.4	$795.1	$637.3	24.8	26%
Consumer Banking	409.5	388.5	355.2	5.4	15.3	1,073.1	999.3	7.4	39
Private Client, Trust and Asset Management	110.8	109.4	99.3	1.3	11.6	330.0	284.7	15.9	10
Payment Services	185.0	177.7	153.6	4.1	20.4	524.5	432.5	21.3	17
Treasury and Corporate Support	82.2	95.0	126.1	(13.5)	(34.8)	388.1	411.4	(5.7)	8

Consolidated Company	$1,065.5	$1,036.9	$947.4	2.8	12.5	$3,110.8	$2,765.2	12.5	100%

*	preliminary data

**	earnings before merger and restructuring-related items and discontinued operations

Lines of Business

     Within the Company, financial performance is measured by major lines of business which include Wholesale Banking, Consumer Banking, Private Client, Trust and Asset Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities. These allocated expenses are reported as net shared services expense. Designations, assignments and allocations may change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to our diverse customer base. During 2004, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.

     Wholesale Banking offers lending, depository, treasury management and other financial services to middle market, large corporate and public sector clients. Wholesale Banking contributed $278.0 million of the Company’s operating earnings in the third quarter of 2004, a 30.4

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

percent increase over the same period of 2003 and a 4.4 percent increase over the second quarter of 2004. The increase in Wholesale Banking’s third quarter 2004 contribution over the third quarter of 2003 was primarily the result of favorable variances in the provision for credit losses and total noninterest expense (6.7 percent), partially offset by a decrease in total net revenue (4.3 percent). The decline in total net revenue from the third quarter of 2003 reflected unfavorable variances in both net interest income (4.4 percent) and noninterest income (4.6 percent). The decrease in net interest income was primarily due to a decline in average total loans outstanding (6.5 percent) and average noninterest bearing deposits (13.3 percent) and savings products (32.6 percent) due, in part, to lower deposits associated with government banking and mortgage banking activities. The decline in noninterest income was primarily the result of unfavorable variances in treasury management fees and commercial products revenue. Treasury management fees were lower (9.1 percent) year-over-year due to a reduction in fees from the Federal government relative to the same quarter of 2003, while the unfavorable variance in commercial products revenue (2.9 percent) was primarily due to lower capital markets activity and other non-yield-related loan fees. Wholesale Banking’s favorable variance in total noninterest expense year-over-year was primarily the result of a decline in net shared services (9.0 percent), which is primarily driven by customer transaction volume and account activities. The decrease in the provision for credit losses year-over-year was the result of the favorable change from net charge-offs of $104.4 million in the third quarter of 2003 to net recoveries of $12.7 million in the current quarter. The increase in Wholesale Banking’s contribution to operating earnings in the third quarter of 2004 over the second quarter of 2004 was the net result of favorable variances in the provision for credit losses and total noninterest expense (2.5 percent), partially offset by lower total net revenue (1.2 percent). Total net revenue was slightly lower on a linked quarter basis, with essentially flat net interest income, but lower noninterest income (3.8 percent). The unfavorable variance quarter-over-quarter in noninterest income was primarily attributed to lower treasury management fees, the result of lower Federal tax receipt processing activity relative to the second quarter of 2004. The decrease in noninterest expense was principally due to lower net shared services and professional services expense. Net recoveries for the third quarter of 2004 drove the favorable variance in provision for credit losses over the prior quarter.

     Consumer Banking delivers products and services to the broad consumer market and small businesses through banking offices, telemarketing, on-line services, direct mail and automated

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

teller machines (“ATMs”). It encompasses community banking, metropolitan banking, branch ATM banking, small business banking, including lending guaranteed by the Small Business Administration, small-ticket leasing, consumer lending, mortgage banking, workplace banking, student banking, 24-hour banking, and investment product and insurance sales. Consumer Banking contributed $409.5 million of the Company’s operating earnings in the third quarter of 2004, a 15.3 percent increase over the same period of 2003 and a 5.4 percent increase over the second quarter of 2004. While the retail banking business segment grew operating earnings by 26.2 percent and 10.5 percent over the third quarter of 2003 and the second quarter of 2004, respectively, the contribution of the mortgage banking business declined from both of the previous reporting periods. The decrease in the mortgage banking business’s contribution from the third quarter of 2003 was the net result of a decline in net interest income and an increase in noninterest expense, excluding the change in MSR valuation. The increase in noninterest expense, excluding the change in MSR valuation, was primarily due to an increase in other intangible amortization, the result of the growing servicing portfolio. In the third quarter of 2004, as in the third quarter of 2003, net gains (losses) on securities in the mortgage banking business line were offset by the change in MSR valuation. The mortgage banking business line’s contribution declined in the third quarter of 2004 from the second quarter of 2004, primarily due to lower net interest income and noninterest income and higher operating expense.

     For the Consumer Banking business, as a whole, the favorable variance in gains (losses) on the sale of securities was offset with the unfavorable variance in MSR valuation year-over-year. Excluding net gains (losses) on the sale of securities, total net revenue was higher than the same quarter of the 2003 by 5.2 percent, primarily due to an increase in noninterest income (18.0 percent). Consumer Banking’s results also benefited from a reduction in the provision for credit losses (16.5 percent), while total noninterest expense, excluding the change in MSR valuations, was essentially flat from the third quarter of 2003. Net interest income was slightly lower year-over-year (.3 percent), the result of increases in average loans outstanding (8.7 percent), offset by declines in the average balance of loans held for sale and in the business line’s net interest margin. Noninterest income improved in the third quarter of 2004 over the same period of 2003, primarily due to growth in deposit service charges (11.1 percent), commercial products revenue (45.7 percent), mortgage banking revenue (7.7 percent), investment products fees and commissions (4.0 percent) and other revenue. Other revenue was higher due to a residual value insurance recovery

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

during the third quarter of 2004 and a favorable change in lease residual gains (losses). Total noninterest expense, excluding the change in MSR valuation, in the third quarter of 2004 was essentially flat to the third quarter of 2003, with higher compensation and employee benefits (2.1 percent), net occupancy and equipment (1.3 percent), and other intangibles (9.7 percent), offset by lower net shared services (7.9 percent) and other expense (1.6 percent). A reduction in net charge-offs year-over-year drove the positive variance in the business line’s provision for credit losses.

     The increase in Consumer Banking’s contribution in the third quarter of 2004 over the second quarter of 2004 was primarily the result of favorable variances in total net revenue, excluding net gains (losses) on the sale of securities (2.1 percent), and a reduction in the provision for credit losses (5.7 percent). Offsetting these favorable variances was slightly higher noninterest expense, excluding the change in MSR valuation (.2 percent). The growth in noninterest income, excluding net gains (losses) on the sale of securities, quarter-over-quarter was driven by deposit service charges (2.7 percent), treasury management fees (5.0 percent) and other revenue (26.7 percent). The unfavorable variance in noninterest expense, excluding the change in MSR valuation, quarter-over-quarter was primarily the result of slightly higher compensation and employee benefits and other expense.

     Private Client, Trust and Asset Management provides trust, private banking, financial advisory, investment management and mutual fund and alternative investment product services through five businesses: Private Client Group, Corporate Trust, Asset Management, Institutional Trust and Custody, and Fund Services, LLC. Private Client, Trust and Asset Management contributed $110.8 million of the Company’s operating earnings in the third quarter of 2004, 11.6 percent higher than the same period of 2003 and 1.3 percent higher than the second quarter of 2004. The favorable variance in the business line’s contribution in the third quarter of 2004 over the third quarter of 2003 was the result of favorable variances in net interest income (18.8 percent), total noninterest expense (1.7 percent) and the provision for credit losses. Higher average loans outstanding (3.8 percent) and average total deposits (14.5 percent) favorably impacted net interest income year-over-year. Noninterest income was slightly lower than the same quarter of 2003 (.7 percent). The increase in the business line’s contribution (1.3 percent) in the third quarter of 2004 over the second quarter of 2004 was primarily the result of slightly lower total noninterest expense (.9 percent) and a favorable variance in the provision for credit losses, offset by lower total net revenue (2.0 percent). Although net interest income rose (7.8 percent) quarter-over-quarter,

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

noninterest income fell by 5.4 percent from the second quarter of 2004 to the third quarter of 2004. The increase in net interest income was primarily driven by an increase in average loans outstanding (1.3 percent), while noninterest income declined partially due to seasonally lower tax preparation fees relative to the second quarter of 2004.

     Payment Services includes consumer and business credit cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing, and merchant processing. Payment Services contributed $185.0 million of the Company’s operating earnings in the third quarter of 2004, a 20.4 percent increase over the same period of 2003, and a 4.1 percent increase over the second quarter of 2004. The increase in Payment Services’ contribution in the third quarter of 2004 over the same period of 2003 was the result of higher total net revenue (13.6 percent) and a lower provision for credit losses (8.9 percent), partially offset by an increase in total noninterest expense (16.0 percent). The increase in total net revenue year-over-year was primarily due to growth in noninterest income (21.2 percent), partially offset by lower net interest income (7.4 percent), which primarily reflected higher corporate card rebates and a reduction in late fees relative to the prior year’s quarter. The increase in noninterest income was principally the result of growth in credit and debit card revenue (19.4 percent), corporate payment products revenue (13.4 percent), ATM processing service revenue (13.5 percent) and merchant processing services revenue (28.2 percent). Although credit and debit card revenue was negatively impacted in the third quarter of 2004 by the VISA debit card settlement and higher customer loyalty rewards expense, increases in transaction volumes and other rate changes more than offset these detrimental changes. The increase in merchant processing revenue included approximately $26 million associated with the expansion of the Company’s merchant acquiring business in Europe. The growth in total noninterest expense year-over-year primarily reflected an increase in processing expense related to the business line’s revenue growth, including approximately $23 million associated with the European merchant acquiring business. The increase in Payment Services’ contribution in the third quarter of 2004 over the second quarter of 2004 was primarily due to seasonally strong total net revenue (4.8 percent) and lower provision for credit losses (5.5 percent), offset by an increase in total noninterest expense (9.7 percent), the result of the increase in processing-related expense and the expansion of the merchant acquiring business in Europe.

     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

of transfer pricing related to average balances and the residual aggregate of expenses associated with business activities managed on a corporate basis, including enterprise-wide operations and administrative support functions. Operational expenses incurred by Treasury and Corporate Support on behalf of the other business lines are allocated back primarily based on customer transaction volume and account activities to the appropriate business unit and are identified as net shared services expense. Treasury and Corporate Support recorded operating earnings of $82.2 million in the third quarter of 2004, compared with operating earnings of $126.1 million in the third quarter of 2003 and $95.0 million in the second quarter of 2004. The decrease in operating earnings in the current quarter from the third quarter of 2003 was largely due to lower total net revenue (7.5 percent) and higher total noninterest expense (39.6 percent). Lower total net revenue reflected the Company’s asset/liability management decisions to invest in lower-yield floating-rate securities, higher-cost fixed funding and repositioning of the balance sheet for changes in the interest rate environment. The increase in total noninterest expense year-over-year reflected higher compensation and employee benefits, specifically performance-based incentives and pension expense, as well as an unfavorable variance in net shared services. The unfavorable variance in operating earnings in the third quarter of 2004 from the second quarter of 2004 was the result of lower total net revenue (5.8 percent) and higher total noninterest expense (5.0 percent). Total net revenue declined quarter-over-quarter, primarily due to the continuing asset/liability management decisions of the Company, while the increase in noninterest expense reflected higher net occupancy and equipment costs and other expense.

     Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, JERRY A. GRUNDHOFER, AND VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, DAVID M. MOFFETT, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS ON TUESDAY, October 19, 2004, AT 1:00 p.m. (CDT). To access the conference call, please dial 800-223-9488 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please call 785-832-1508. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, October 19, 2004, and will run through Tuesday, October 26, 2004, at 11:00 p.m. (CDT). To access the recorded message dial 888-276-5316. If calling from outside the United States, please dial 402-220-2333. After October 26th, a recording of the call will continue to be available by webcast on the U.S. Bancorp web site at usbank.com.

     Minneapolis-based U.S. Bancorp (“USB”), with $193 billion in assets, is the 6th largest financial services holding company in the United States. The company operates 2,346 banking offices and 4,621 ATMs, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.

U.S. Bancorp Reports Third Quarter 2004 Results
October 19, 2004

Forward-Looking Statements

     This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following, in addition to those contained in the Company’s reports on file with the SEC: (i) general economic or industry conditions could be less favorable than expected, resulting in a deterioration in credit quality, a change in the allowance for credit losses, or a reduced demand for credit or fee-based products and services; (ii) changes in the domestic interest rate environment could reduce net interest income and could increase credit losses; (iii) inflation, changes in securities market conditions and monetary fluctuations could adversely affect the value or credit quality of the Company’s assets, or the availability and terms of funding necessary to meet the Company’s liquidity needs; (iv) changes in the extensive laws, regulations and policies governing financial services companies could alter the Company’s business environment or affect operations; (v) the potential need to adapt to industry changes in information technology systems, on which the Company is highly dependent, could present operational issues or require significant capital spending; (vi) competitive pressures could intensify and affect the Company’s profitability, including as a result of continued industry consolidation, the increased availability of financial services from non-banks, technological developments, or bank regulatory reform; (vii) changes in consumer spending and savings habits could adversely affect the Company’s results of operations; (viii) changes in the financial performance and condition of the Company’s borrowers could negatively affect repayment of such borrowers’ loans; (ix) acquisitions may not produce revenue enhancements or cost savings at levels or within time frames originally anticipated, or may result in unforeseen integration difficulties; (x) capital investments in the Company’s businesses may not produce expected growth in earnings anticipated at the time of the expenditure; and (xi) acts or threats of terrorism, and/or political and military actions taken by the U.S. or other governments in response to acts or threats of terrorism or otherwise could adversely affect general economic or industry conditions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

###

U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2004	2003	2004	2003
Interest Income
Loans	$1,802.8	$1,818.3	$5,289.8	$5,476.0
Loans held for sale	21.1	59.5	68.3	170.9
Investment securities
Taxable	448.8	403.6	1,351.5	1,222.1
Non-taxable	4.4	6.7	14.4	23.1
Other interest income	25.7	23.2	73.1	78.2

Total interest income	2,302.8	2,311.3	6,797.1	6,970.3
Interest Expense
Deposits	221.4	256.4	653.7	851.5
Short-term borrowings	74.5	44.9	183.3	123.3
Long-term debt	205.3	167.9	566.0	536.2
Junior subordinated debentures	27.0	23.6	75.3	79.5

Total interest expense	528.2	492.8	1,478.3	1,590.5

Net interest income	1,774.6	1,818.5	5,318.8	5,379.8
Provision for credit losses	165.1	310.0	604.6	968.0

Net interest income after provision for credit losses	1,609.5	1,508.5	4,714.2	4,411.8
Noninterest Income
Credit and debit card revenue	164.3	137.6	464.9	407.3
Corporate payment products revenue	108.5	95.7	306.0	272.6
ATM processing services	45.2	41.3	132.3	125.6
Merchant processing services	187.5	146.3	493.7	415.4
Trust and investment management fees	240.2	239.8	740.5	707.3
Deposit service charges	207.4	187.0	594.7	529.2
Treasury management fees	117.9	126.2	356.9	350.0
Commercial products revenue	106.7	97.8	324.5	302.0
Mortgage banking revenue	97.2	89.5	301.3	275.2
Investment products fees and commissions	37.1	35.5	118.6	108.7
Securities gains (losses), net	87.3	(108.9)	(84.4)	244.9
Other	124.7	89.6	335.0	278.2

Total noninterest income	1,524.0	1,177.4	4,084.0	4,016.4
Noninterest Expense
Compensation	564.6	543.8	1,673.0	1,637.4
Employee benefits	100.0	75.8	291.4	247.1
Net occupancy and equipment	159.2	161.3	468.3	482.1
Professional services	37.2	39.9	104.3	99.2
Marketing and business development	60.6	48.6	144.6	129.5
Technology and communications	109.8	102.1	313.9	311.1
Postage, printing and supplies	61.4	61.6	183.5	183.8
Other intangibles	210.2	10.8	388.7	558.2
Merger and restructuring-related charges	—	10.2	—	38.6
Other	216.0	199.2	638.8	567.5

Total noninterest expense	1,519.0	1,253.3	4,206.5	4,254.5

Income from continuing operations before income taxes	1,614.5	1,432.6	4,591.7	4,173.7
Applicable income taxes	549.0	491.9	1,480.9	1,433.9

Income from continuing operations	1,065.5	940.7	3,110.8	2,739.8
Income from discontinued operations (after-tax)	—	10.2	—	15.8

Net income	$1,065.5	$950.9	$3,110.8	$2,755.6

Earnings Per Share
Income from continuing operations	$.57	$.49	$1.64	$1.43
Discontinued operations	—	—	—	—

Net income	$.57	$.49	$1.64	$1.43

Diluted Earnings Per Share
Income from continuing operations	$.56	$.48	$1.62	$1.42
Discontinued operations	—	.01	—	.01

Net income	$.56	$.49	$1.62	$1.43

Dividends declared per share	$.240	$.205	$.720	$.615

Average common shares outstanding	1,877.0	1,926.0	1,894.6	1,922.4
Average diluted common shares outstanding	1,903.7	1,939.8	1,919.4	1,932.4

U.S. Bancorp
Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2004	2003	2003
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,969	$8,630	$9,187
Investment securities
Held-to-maturity	120	152	180
Available-for-sale	39,534	43,182	34,835
Loans held for sale	1,372	1,433	3,640
Loans
Commercial	40,151	38,526	41,170
Commercial real estate	27,414	27,242	27,242
Residential mortgages	14,741	13,457	12,976
Retail	42,520	39,010	38,494

Total loans	124,826	118,235	119,882
Less allowance for loan losses	(2,184)	(2,184)	(2,184)

Net loans	122,642	116,051	117,698
Premises and equipment	1,894	1,957	2,028
Customers’ liability on acceptances	146	121	143
Goodwill	6,226	6,025	6,329
Other intangible assets	2,419	2,124	2,138
Other assets	11,522	9,796	12,841

Total assets	$192,844	$189,471	$189,019

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$31,585	$32,470	$32,441
Interest-bearing	70,011	74,749	74,419
Time deposits greater than $100,000	13,971	11,833	8,183

Total deposits	115,567	119,052	115,043
Short-term borrowings	12,648	10,850	12,864
Long-term debt	35,328	31,215	31,603
Junior subordinated debentures	2,676	2,601	2,605
Acceptances outstanding	146	121	143
Other liabilities	6,879	6,390	6,990

Total liabilities	173,244	170,229	169,248
Shareholders’ equity
Common stock	20	20	20
Capital surplus	5,868	5,851	5,853
Retained earnings	16,260	14,508	14,677
Less treasury stock	(2,710)	(1,205)	(1,031)
Other comprehensive income	162	68	252

Total shareholders’ equity	19,600	19,242	19,771

Total liabilities and shareholders’ equity	$192,844	$189,471	$189,019